EXHIBIT 99.1

America’s Car-Mart Closes $300 Million Term Loan to Enhance Capital Structure

ROGERS, Ark., Oct. 30, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“Car-Mart” or the “Company”) today announced the closing of a new five-year, $300 million funded term loan facility provided by funds managed by Silver Point Capital, L.P.

In connection with this transaction, the Company fully repaid the outstanding balance under its asset-backed line of credit (ABL), simplifying its balance sheet and creating a more flexible and scalable capital structure to support long-term growth opportunities and general corporate purposes.

The new term loan matures on October 30, 2030, and bears interest at SOFR plus 7.50% per annum. The loan is secured and subject to customary financial and operational covenants. In connection with the loan, the Company also issued Silver Point Capital warrants to purchase up to 10% of the Company’s fully diluted outstanding shares of common stock at current market price. The warrant expires on October 30, 2031, and includes customary registration rights for the underlying shares.

“We are excited to complete this transaction at a time of uncertainty in the market, which we believe demonstrates the fundamental strength of our business and our ability to execute on our long-term capital strategy. By replacing our ABL facility with a new term loan, we have strengthened our financial profile and added new capital that will provide flexibility and agility for our originations and operations. This action aligns with our multi-year efforts to improve Car-Mart’s platform by reinforcing our core strengths, adapting to evolving market dynamics, and enhancing our balance sheet,” said Douglas Campbell, Chief Executive Officer of America’s Car-Mart.

“With a more flexible, longer-term component of capital in place, we are well positioned to further optimize our capital structure. This includes broadening our funding sources and continuing to enhance our ABS program, where we have seen continued improvements in our weighted average spread across recent transactions,” said Jonathan Collins, Chief Financial Officer.

“We are pleased to partner with America’s Car-Mart to deliver a customized financing solution that strengthens the company’s capital structure and supports its long-term objectives,” said Taylor Montague, Managing Director at Silver Point Capital. “We truly appreciate the extensive engagement by the management team over the last several months that enabled us to complete the thorough due diligence that underpins our conviction in the durability of the enterprise and the company’s market position.”

Jefferies Finance LLC served as financial advisor and Mayer Brown served as legal counsel to Car-Mart on this transaction. Additional details regarding the term loan facility will be included in a Form 8-K to be filed no later than November 5, 2025, with the Securities and Exchange Commission.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

About Silver Point Capital, L.P.

Silver Point Capital, L.P. (“Silver Point”) is a leading global credit investing firm founded in 2002. With a dedicated team of more than 350 employees, Silver Point oversees approximately $41 billion in investable assets across a comprehensive credit platform that includes public and private investment strategies. For more information, please visit www.silverpointcapital.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Words such as “expects,” “believes,” “will,” “would,” “plans,” “intends,” and other similar words and expressions are intended to signify forward-looking statements. These forward-looking statements include, without limitation, statements regarding the Company’s capital structure, the potential benefits the term loan facility will have on its business, opportunities to support growth, and future financing transactions. Actual events and the timing of such events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties, including the impacts the new term loan facility will have on the Company’s financial and operating performance, future financing transactions, and additional risks described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025 and other documents on file with the Securities and Exchange Commission, each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400